As filed with the Securities and Exchange Commission on September 26, 2014

No. 333-195611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Atento S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	4813	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Da Vinci Building

4 rue Lou Hemmer

L-1748 Luxembourg Findel

Grand Duchy of Luxembourg

+352 26 78 60 1

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas

Suite 210

New York, New York 10036

(212) 299-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq. Christopher A. Kitchen, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Arthur D. Robinson, Esq. Jaime Mercado, Esq. Juan Francisco Méndez, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Ordinary shares, no nominal value	20,182,500(1)	$22.00	$444,015,000	$57,190(3)

(1)	Includes ordinary shares that the underwriters may purchase pursuant to the option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form F-1 of Atento S.A. is being filed solely for the purpose of filing updated Exhibits 10.10, 10.11, 10.12 and 10.15 hereto. No changes have been made to Part I of the Registration Statement. Accordingly, Part I has been omitted from this amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law on agency is applicable to the mandate of directors and agents of the Company.

Pursuant to Luxembourg law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

Prior to the completion of this offering, our articles of association will provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof.

No indemnification will be provided against any liability to us or our shareholders (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer; (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless approved by a court or the board of directors.

Prior to completion of this offering, we will enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, provide for indemnification of our directors and executive officers to the fullest extent permitted by Luxembourg law for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request, subject to certain limitations. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

We also agreed to indemnify certain officers of the Company for adverse tax consequences they may suffer pursuant to their employment agreements.

The indemnification rights set forth above shall not be exclusive of any other right which any of our former or current directors and officers may have or hereafter acquire under any statute, provision of our articles of association, agreement, vote of shareholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

On March 5, 2014, the Issuer issued 31,000 ordinary shares with nominal value of €1.00 per share to Atento Luxco Topco S.C.A.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules are omitted because the required information is not applicable or included in the registrant’s financial statements in the Prospectus part of this registration statement.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madrid, Spain on September 26, 2014.

ATENTO S.A.

By:	/s/ Alejandro Reynal
Name:	Alejandro Reynal
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alejandro Reynal Alejandro Reynal	Chief Executive Officer and Director	September 26, 2014

* Mauricio Montilha	Chief Financial Officer and principal accounting officer	September 26, 2014

* Francisco Tosta Valim Filho	Director	September 26, 2014

* Melissa Bethell	Director	September 26, 2014

* Aurelien Vasseur	Director	September 26, 2014

* Mark Nunnelly	Director	September 26, 2014

Signature	Title	Date

* Luis Javier Castro	Director	September 26, 2014

* Stuart Gent	Director	September 26, 2014

* Devin O’Reilly	Director	September 26, 2014

* Jay Corrigan	Authorized Representative in the United States of America	September 26, 2014

*/s/ Alejandro Reynal Alejandro Reynal as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1†	Form of Underwriting Agreement.
2.1†	Sale and Purchase Agreement, dated as of October 11, 2012, by and between Telefónica S.A. and the Buyers named therein.
2.2†	Amendment Agreement, dated as of December 12, 2012, by and between Telefónica, S.A. and the Buyers named therein.
3.1†	Articles of Association of Atento S.A., as currently in effect.
3.2†	Form of Amended and Restated Articles of Association of Atento S.A. to be effective upon completion of this offering.
4.1†	Indenture, dated as of January 29, 2013, by and among BC Luxco 1 S.A., the guarantors party thereto, Citibank, N.A., London Branch as Trustee and Principal Paying Agent, Citibank Global Markets Deutschland AG, as Registrar and Citibank, N.A., London Branch, as collateral agent.
4.2†	Form of Senior Secured Note (included in Exhibit 4.2 hereto).
5.1†	Opinion of Arendt & Medernach.
10.1†	Transaction Services Agreement between Spain Holdco and Bain Capital Partners, LLC, dated December 12, 2012.
10.2†	Consulting Services Agreement between Portfolio Company Advisors, Ltd and Bain Capital Partners, LLC, dated December 12, 2012.
10.3†	Management Services Agreement between Spain Holdco, Mexico Holdco, Spain Holdco 2, Spain Holdco 5 and Spain Holdco 6, dated December 12, 2012.
10.4†	Subscription and Securityholder’s Agreement, dated as of December 4, 2012, by and among BC Luxco Topco, BC Luxco and each of the investors party thereto.
10.5†	Subscription and Securityholder’s Agreement, dated as of December 4, 2012, by and among BC Luxco Topco, BC Luxco and each of the investors party thereto.
10.6**†	Master Services Agreement between BC Luxco 1 and Telefónica S.A., dated as of December 11, 2012, as amended by Amendment Agreement No. 1 thereto dated as of May 16, 2014.
10.7†	Vendor Loan Agreement, dated as of December 12, 2012, between Global Laurentia, S.L.U. and the lenders party thereto.
10.8†	Super Senior Revolving Credit Facilities Agreement, dated as of January 28, 2013, among BC Luxco 1 S.A., the entities and guarantors named therein and the arrangers and lenders party thereto.
10.9†	Instrumento Particular de Escritura (Brazilian debentures).
10.10+	2014 Omnibus Incentive Plan.
10.11+	Form of Performance Restricted Stock Unit Agreement.
10.12+	Form of Time Restricted Stock Unit Agreement.
10.13†	Form of Registration Rights Agreement.
10.14†	Form of Consulting Services and Information Rights Agreement.
10.15	Form of Directors and Officers Indemnification Agreement.
21.1†	List of subsidiaries of Atento S.A.
23.1†	Consent of Ernst & Young, S.L., independent registered public accounting firm.
23.2	Consent of Arendt & Medernach (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature pages hereto).

**	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.
+	Indicates a management contract or compensatory plan or arrangement.
†	Previously filed.